UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 31, 2011

______________

Unigene Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey	07005
(Address of principal executive offices)	(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On January 31, 2011 (the “Signing Date”), Unigene Laboratories, Inc. (the “Company”) entered into an Agreement for Sale of Real Estate (the “Agreement”) by and between the Company and RCP Birch Road, L.L.C. (the “Purchaser”).  Under the terms of the Agreement, the Company will sell to the Purchaser the Company’s real property located at 110 Little Falls Road, Fairfield, NJ, with the buildings and improvements thereon, and any furniture, machinery, equipment and other personal property (other than property used in the conduct of its laboratory business) that the Company owns and uses to operate, repair and maintain the property (collectively, the “Property”).  The Purchaser will pay the Company an aggregate purchase price of $1,200,000 (i) by a deposit of $60,000 (the “Deposit”) payable within ten business days of the Signing Date, which shall be held in escrow until the transfer of the title of the Property (the “Closing”) or the occurrence of certain other events, as described in the Agreement, and (ii) with the remaining balance of $1,140,000 payable at the Closing.

The Closing, which shall occur no later than April 29, 2011, is subject to the receipt of the release of existing mortgages on the Property and to certain other conditions and contingencies, including, without limitation, that: (i) the Purchaser will conduct due diligence regarding the Property and the proposed transaction commencing on the Signing Date and ending on the sixtieth day thereafter (such date, the “Due Diligence Termination Date”); (ii) the Purchaser will obtain a financing commitment (“Financing”) for this transaction within forty-five days of the Signing Date (the “Mortgage Contingency Date”); and (iii) the Company and the Purchaser will execute and deliver a lease (the “Lease”), pursuant to which the Company will lease the Property from the Purchaser for an initial term of seven years, which may be extended for one renewal term of five years, for an annual base rent during the initial term ranging from $135,000 to $145,000, and up to approximately $156,000 in the renewal term.

The Agreement is subject to certain termination provisions, including, without limitation, that the Purchaser may terminate the Agreement, for any or no reason, by delivering a notice to the Company no later than the Due Diligence Termination Date, and either party may terminate this Agreement upon notice if the Purchaser cannot obtain Financing by the Mortgage Contingency Date.  Upon either of these events, the Deposit, with all interest earned thereon, shall be released from escrow and returned to the Purchaser.

Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described in this Current Report on Form 8-K, the Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties, covenants and agreements made by the parties in the Agreement are made as of specific dates.  The assertions embodied in those representations and warranties were made for purposes of the Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Agreement.  In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.

The descriptions of the Agreement and the Lease above do not purport to be complete and are qualified in their entirety by reference to documents that will be filed by the Company in the future in accordance with the Securities Exchange Act of 1934, as amended.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

	By:	/s/ Gregory T. Mayes
Gregory T. Mayes, Vice President
Corporate Development and General
Counsel

Date: February 4, 2011

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